FORM 3


                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act
         of 1935 or Section 30(f) of the Investment Company Act of 1940


1.   Name and Address of Reporting Person*

     Johnson             Joel
     (Last)             (First)        (Middle)

     c/o Signature Eyewear, Inc., 498 North Oak Street
                         (Street)

     Inglewood              CA          90302
     (City)               (State)       (Zip)

2.   Date of Event Requiring Statement (Month/Day/Year)

     May 15, 1998

3.   IRS or Social Security Number of Reporting Person (Voluntary)

4.   Issuer Name and Ticker or Trading Symbol

     Signature Eyewear, Inc. (Nasdaq Symbol "SEYE")

5.   Relationship of Reporting Person to Issuer (Check all applicable)
     [x] Director
     [ ] 10% Owner
     [ ] Officer (give title below)
     [ ] Other (specify below)

6.   If Amendment, Date of Original(Month/Year)

7.   Individual or Joint/Group Filing (Check applicable line)

     [x] Form filed by One Reporting Person
     [ ] Form filed by More than One Reporting Person



         TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

1.  Title of Security   2. Amount of       3. Ownership    4. Nature of
    (Instr. 4)             Securities         Form:           Indirect
                           Beneficially       Direct (D)      Beneficial
                           Owned              or Indirect     Ownership
                           (Instr.4)          (I)
                                              (Instr. 5)      (Instr. 4)





*If the Form is filed by more than one Reporting Person, see Instruction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                                                                       (Over)
                           (Print or Type Responses)

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FORM 3 (CONTINUED)


                     TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
               (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.Title                2.Date Exer-      3.Title and     4.Conver-    5.Owner-    11.Nature
  of                     cisable           Amt. of         sion or      ship         of In-
  Deri-                  and               Securi-         Exercise     Form of      direct
  vative                 Expiration        ties Under-     Price of     Deri-        Benefi-
  Security               Date (Month/      lying Deri-     Deri-        vative       cial
  (Instr.4)              Day/Year)         vative          vative       Security:    Owner-
                                           Security        Security     Direct(D)    ship
                                                                        or Indi-     (Instr.5)
                                                                        rect(I)
                                                                        (Instr.5)


                         Date    Expira-    Title           Amt or
                         Exer-   tion                       No. of
                         cis-    Date                       Shares
                         able

Warrant (Right to Buy)   9/11/98 9/11/02    Common Stock    6,500         $12.00        D



Explanation of Responses:

    **Intentional misstatements or omissions of facts constitute Federal Criminal Violations. SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

    Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.



/s/ Joel Johnson                               12/29/98
----------------------------                  ----------
**Signature of Reporting Person                Date


               (Print or Type Responses)                       Page 2

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